UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 8, 2016

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Key Employee Retention Program

On March 4, 2016, the Compensation Committee recommended, and on March 7, 2016, the Board approved, a key employee retention program pursuant to which the Company has made one time cash retention payments to certain executive officers and key employees. The key employee retention program and the payments made to each of the officers identified below were formulated with the input and based upon the recommendations of Longnecker & Associates, the independent compensation consultant engaged by the Compensation Committee. Pursuant to the key employee retention program, key employees receiving retention payments have entered into a key employee retention agreement with the Company pursuant to which they have agreed to continue their employment with the Company for a period of no less than twelve months from the date thereof or they will forfeit the full amount of the retention payment they receive (less any taxes withheld), provided that their employment is not terminated prior to such date by the Company without cause or by them with good reason, such as due to a material reduction in base salary or permanent relocation of their principal place of employment.  The cash retention payments made to the Company’s principal executive officer, principal financial officer and named executive officers for 2015 and 2016 are:

Executive	Cash Retention Payment

Floyd C. Wilson	$3,000,000
Stephen W. Herod	$800,000
Mark J. Mize	$800,000
David S. Elkouri	$800,000
Tina S. Obut	$500,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

March 14, 2016	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer